EXHIBIT 10.165

REINSTATEMENT AND FIRST AMENDMENT

TO ASSIGNMENT AGREEMENT

THIS REINSTATEMENT AND FIRST AMENDMENT TO ASSIGNMENT AGREEMENT (this “Amendment”), dated effective as of September 20, 2006, is entered into by and between BRE/TZ ACQUISITIONS L.L.C., a Delaware limited liability company (“Original Assignor”), and BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership (“Purchaser”), and BRE/TZ PROPERTIES L.L.C., a Delaware limited liability company (“New Assignor”), as to paragraph 6 hereof, with reference to the following.

RECITALS:

A.   Original Assignor and Purchaser (by assignment from Harvard Property Trust, LLC, a Delaware limited liability company) are parties to that certain Assignment Agreement dated effective as of September 11, 2006, relating to certain real property located at 101 S. Tryon Street in the City of Charlotte, County of Mecklenberg, State of North Carolina, as more particularly described therein (the “Agreement”).

B.   Purchaser terminated the Agreement by letter dated September 19, 2006 (the “Termination Letter”).

C.   Notwithstanding delivery of the Termination Letter, Original Assignor and Purchaser desire to (a) reinstate the Agreement, (b) reflect Original Assignor’s assignment of the Agreement to New Assignor (and New Assignor’s assumption of the obligations under the Agreement), and (c)  amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements of the parties as herein set forth, and for other good and valuable consideration which the parties acknowledge receiving, Original Assignor and Purchaser hereby agree as follows:

AGREEMENT:

1.     Capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2.     Except as modified by this Amendment, the Agreement is reinstated, ratified and confirmed and is in full force and effect.  In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

3.     The defined term “Aggregate Price” under the Agreement hereafter means One Hundred Ninety-Four Million One Hundred Thousand Dollars ($194,100,000).

4.     The language in Section 2.2 (but not Section 2.2.1 or 2.2.2) of the Agreement is deleted in its entirety and replaced with the following:

“In consideration of the assignment described above, Purchaser shall pay to Assignor an amount (the “Assignment and Deposit Consideration”) equal to the sum of:  (i) the Escrow Deposit on the “Assignment Closing Date” (as hereinafter defined); and (ii) the amount (the “Assignment Consideration”) by which the Aggregate Price exceeds the “Purchase Price” under the Purchase Agreement (it being understood that in no event shall the Purchase Price exceed the Aggregate Price).  The Assignment and Deposit Consideration shall be paid as follows:”

5.     On the Assignment Closing Date, Assignor shall deposit with an escrow agent designated by Purchaser an amount equal to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) less any amounts paid (or reimbursed to Tenant) by Seller or Assignor in connection with the work to be done under Sections 10.6(a), 10.6(b)(1) and 10.6(b)(2) of the BofA Lease; and any such amounts paid (or reimbursed to Tenant) by Seller or Assignor and not taken into account as of the Assignment Closing Date shall be addressed as an adjustment in accordance with the terms of Section 5.4.2 of the Purchase Agreement.

6.     Purchaser acknowledges and agrees that: (a) except for the “Open Issues” (as defined below), the Due Diligence Period has expired, (b) except for the Open Issues, all due diligence matters are hereby waived by execution of this Amendment, and (c) Purchaser shall have no right to terminate the Agreement under Section 3.4 of the Agreement as a result of any due diligence examinations, review or inspections of the Property conducted by Purchaser, except as set forth under this Paragraph 5.  As used herein, “Open Issues” means Purchaser’s receipt, review and approval of: (i) those certain Restrictive Covenants set forth in Book 3318, Page 529 and Book 3346, Page 337 in the Mecklenburg County Registry (the “Registry”); (ii) the Special Warranty Deed and Assignment of Leases and Leasehold Estates set forth in Book 4076, Page 797, Book 4076, Page 776 and Book 4075, Page 786 in the Registry, and (iii) that certain Footing Encroachment Easement set forth in Book 3761, Page 834 of the Registry.  If Purchaser has not delivered New Assignor written notice (the “Satisfaction Notice”) of Purchaser’s full satisfaction with respect to the Open Issues by 7 P.M. (EDT) on September 21, 2006 (the “Cut-off Time”), the Agreement shall immediately terminate. To the extent Purchaser has delivered the Satisfaction Notice prior to the Cut-off Time, Purchaser shall deposit the Additional Assignment Deposit with Escrow Agent on or prior to 4 PM (EDT) on September 22, 2006.  Notwithstanding Section 7.6 of the Agreement to the contrary, Purchaser shall have until 7 PM (EDT) to deliver the Satisfaction Notice by facsimile.

7.     Original Assignor hereby assigns all of its right, title and interest as “Assignor” in and to the Agreement, this Amendment and all related escrow documents (collectively the “Assignment Documents”) to New Assignor, including, without limitation, Original Assignor’s interest in the Assignment Deposit.  New Assignor hereby assumes all of Original Assignor’s rights, liabilities and obligations under the Assignment Documents and agrees that it shall be bound by the terms and provisions thereof.

8.     The terms of the Agreement, as heretofore amended, are hereby ratified and confirmed by Original Assignor, New Assignor and Purchaser.

9.     This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment. The delivery of counterpart signatures by facsimile transmission shall have the same force and effect as the delivery of a signed original hard copy.

This Amendment is executed effective as of the date first set forth above.

ORIGINAL ASSIGNOR:

BRE/TZ ACQUISITION L.L.C.,
a Delaware limited liability company

By:	/s/ Anthony Myers
Name:	Anthony Myers
Title:	Managing Director

PURCHASER:

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP,
a Texas limited partnership

By:	Behringer Harvard REIT I Inc.,
a Maryland corporation,
Its general partner

	By:	/s/ Jon L. Dooley
	Name:	Jon L. Dooley
	Title:	EVP – Real Estate

FOR THE PURPOSES OF PARAGRAPHS
7 AND 8 ABOVE:

BRE/TZ PROPERTIES L.L.C.,
a Delaware limited liability company

By:	/s/ Anthony Myers
Name:	Anthony Myers
Title:	Managing Director